Exhibit 10.29

OPERATING AGREEMENT

OF

CARRIER ENTERPRISE NORTHEAST, LLC

Dated as of April 30, 2011

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OPERATING AGREEMENT

OF

CARRIER ENTERPRISE NORTHEAST, LLC

(AS OF APRIL 30, 2011)

THIS OPERATING AGREEMENT of CARRIER ENTERPRISE NORTHEAST, LLC (formerly known as “Carrier Enterprise II, LLC,” and, for purposes of this Agreement, the “Company”) is made as of April 30, 2011 by and among the Persons who become Members of the Company in accordance with the terms and provisions of this Agreement and whose names and signatures appear on counterpart signature pages to this Agreement or other equivalent instrument indicating such Member’s agreement to be bound by the terms and provisions hereof.

R E C I T A L S

A. On April 21, 2011, the Company was formed as a limited liability company under the laws of the State of Delaware by filing a Certificate of Formation for the Company with the Secretary of State of Delaware.

B. On April 25, 2011, the Company changed its name to “Carrier Enterprise Northeast, LLC.”

C. Pursuant to that certain Purchase and Contribution Agreement dated as of March 18, 2011 (“Purchase and Contribution Agreement”), (a) Carrier Corporation, a Delaware corporation (“Carrier”), contributed the Northeast Business Contributed Assets (as defined in the Purchase and Contribution Agreement) to the Company, as a contribution to the Company’s capital, in exchange for Membership Interests and assumption by the Company of the Northeast Business Assumed Liabilities (as defined in the Purchase and Contribution Agreement); (b) Carrier transferred a number of Membership Interest to Carlyle Scroll Holdings Inc., a Delaware corporation and an affiliate of Carrier (the “1% Holder”); (c) Carrier sold a number of Membership Interests (the “Interest Purchase”) to Watsco Holdings III, LLC (“Holdings III”), a Delaware limited liability company and an indirect wholly-owned subsidiary of Watsco, Inc., a Florida corporation (“Watsco”); and (d) Watsco caused Holdings III to contribute the Homans Business Contributed Assets (as defined in the Purchase and Contribution Agreement) to the Company, as a contribution to the Company’s capital, in exchange for Membership Interests and assumption by the Company of the Homans Business Assumed Liabilities (as defined in the Purchase and Contribution Agreement), following which transactions Carrier owns a thirty nine percent (39%) Percentage Interest, the 1% Holder owns a one percent (1%) Percentage Interest, and Holdings III owns a sixty percent (60%) Percentage Interest.

D. The parties acknowledge that, for United States federal income tax purposes, (a) each of the contributions of assets to the Company consummated pursuant to the Purchase and Contribution Agreement is intended to be treated as a contribution of property to the Company in exchange for a membership interest and (b) the Interest Purchase is intended to be treated as a sale of a membership interest in the Company.

E. As contemplated by the Purchase and Contribution Agreement, the Members desire to enter into this Operating Agreement in order to, among other things, formally establish the manner in which the business and affairs of the Company shall be managed and to determine their respective rights, duties and obligations with respect to the Company.

NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions.

As used herein, the following terms have the following meanings:

(a) “1% Holder” shall have the meaning set forth in Recital C.

(b) “Act” means the Delaware Limited Liability Company Act, Delaware Code, Title 6, §§ 18-101, et seq., as the same may be amended from time to time.

(c) “Additional Capital Contribution” means any Capital Contribution made by a Member in addition to such Member’s Initial Capital Contribution.

(d) “Additional Distribution” has the meaning set forth in Section 9.3.

(e) “Affiliate” means, with respect to a specified Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, and elsewhere herein in relation to control of Affiliates, the term “control” means the possession, directly or indirectly, of the power to substantially direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as director or manager, as trustee or executor, by contract or credit arrangement or otherwise. For the avoidance of doubt, neither Watsco (or its ultimate parent entity) nor any of its (or its ultimate parent entity’s) Subsidiaries (other than, if applicable, the Company and the Company’s Subsidiaries) shall be deemed an Affiliate of a Carrier Holder for any purpose hereunder, and neither Carrier (or its ultimate parent entity) nor any of its (or its ultimate parent entity’s) Subsidiaries (other than, if applicable, the Company and the Company’s Subsidiaries) shall be deemed an Affiliate of a Watsco Holder for any purpose hereunder.

(f) “Agreement” means this Operating Agreement of Carrier Enterprise Northeast, LLC, as amended, modified, supplemented or restated from time to time.

(g) “Ancillary Agreements” has the meaning set forth in Section 16.01 of the Purchase and Contribution Agreement.

(h) The phrases “Approved by,” “Approval of,” “Consent of,” “Determined by,” or any equivalent, each mean, with respect to the Board, approval or consent as set forth in Section 4.5(f), and, with respect to the Members, approval or consent of or by the Members as set forth in Section 6.4(f).

(i) “Board” means the Board of Directors of the Company.

(j) “Book Value” of an asset means its adjusted basis for federal income tax purposes, subject to the following provisions. The initial Book Value of an asset contributed by a Member is its gross fair market value as initially recorded on the Company’s books. Company Assets shall be revalued (i) when and as contemplated by Treasury Regulation Section 1.704-1(b)(2)(iv)(e), and, (ii) if the Board determines in its discretion that a revaluation is necessary to reflect economic arrangements among Members, when and as contemplated by Treasury Regulation Section 1.704-1(b)(2)(iv)(f). Upon any such revaluation, Book Values shall be adjusted to equal the revalued amounts. Book Values shall be reduced for cost recovery deductions, determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g)(3).

(k) “Business Day” means any day, except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or directed by law or executive order to close.

(l) “Business Plan” means an annual business plan mutually acceptable to the parties that shall include a Company budget for the Fiscal Year covered by the Business Plan setting forth projected revenues and all projected costs and expenses for such Fiscal Year.

(m) “Capital Account” means the account maintained for a Member in accordance with the provisions of Section 3.2.

(n) “Capital Contribution” means the total cash and Book Value of other property contributed to the Company by a Member. The transfer of liabilities to the

Company within the meaning of Code § 752 in connection with a transfer of money or property to the Company, including, without limitation, liabilities that are secured by such other property that the Company is considered to assume or take subject to, shall reduce the net amount of the Capital Contribution by the amount of said liabilities.

(o) “Carrier” has the meaning set forth in Recital C.

(p) “Carrier Deciding Member” means Carrier, until such time as one or more Carrier Holders (other than Carrier) hold(s) a Percentage Interest which is greater than the Percentage Interest then held by Carrier; thereafter, “Carrier Deciding Member” shall mean, at any time, the Carrier Holder holding the greatest Percentage Interest at such time (or as may be otherwise agreed by the Carrier Holders). Notwithstanding anything to the contrary herein, the Carrier Deciding Member may, without limitation, assign all or any portion of its rights granted under this Agreement (including, without limitation, with respect to the purchase and/or Transfer of Membership Interests) to one or more Carrier Holders.

(q) “Carrier Enterprise” means Carrier Enterprise, LLC, a Delaware limited liability company.

(r) “Carrier Holders” means Carrier, the 1% Holder, any direct or indirect wholly-owned Subsidiary of Carrier’s ultimate parent entity that is a Transferee of Membership Interests pursuant to Section 12.1(b).

(s) “Carrier Offeror” has the meaning set forth in Section 12.2(a).

(t) “Carrier Scale-Down Percentage Interest” has the meaning set forth in Section 4.2(a).

(u) “Certificate” means a certificate evidencing Membership Interests thereon held by a Member stamped or imprinted with legends as set forth in Section 7.3 and otherwise in a form approved by the Board from time to time.

(v) “Certificate of Formation” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Delaware Secretary of State pursuant to the Act.

(w) “Code” means the Internal Revenue Code of 1986, and any successor statute, each as amended from time to time.

(x) “Company” shall have the meaning set forth in preamble.

(y) “Company Assets” means all of the assets of the Company and any property (real or personal) acquired in exchange therefor or in connection therewith.

(z) “Company Minimum Gain” has the same meaning as “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d). A Member’s share of Company Minimum Gain shall be computed in accordance with the provisions of Treasury Regulations Section 1.704-2(g).

(aa) “Company Subsidiary” means a Subsidiary of the Company.

(bb) “Covered Person” shall have the meaning set forth in Section 14.2(a).

(cc) “Deciding Member” means the Carrier Deciding Member and the Watsco Deciding Member.

(dd) “Default Rule” has the meaning set forth in Section 15.15.

(ee) “Director” means a Person who is listed as a director of the Company in this Agreement, or who becomes a substituted or additional director of the Company as herein provided and who is listed as a director in the books and records of the Company. For purposes of this Agreement and the management of Company affairs, the term “Director” shall have the same meaning ascribed to the term “manager” under the Act.

(ff) “Dispute” has the meaning set forth in Section 15.3(a).

(gg) “Distributable Cash” means, for any Fiscal Year, the cash proceeds from Company operations and from sales and dispositions of Company Assets (plus any reductions in amounts previously set aside as reserves to the extent previously reducing Distributable Cash) net of all Company expenses for such period and less any amounts reasonably set aside as and/or added to reserves for anticipated Company expenses, debt payments, capital improvements, replacements and contingencies, plus any reserves in respect of prior periods, all as Determined by the Board in accordance with the terms of this Agreement.

(hh) “Distributor Agreements” means any distributor agreements between the Company, on the one hand, and Carrier or Watsco (or any of its Affiliates), on the other hand, as in effect on the date hereof.

(ii) “Election Notice” has the meaning set forth in Section 12.3(a).

(jj) “Entity” means any corporation, partnership, limited liability company, unincorporated association, joint venture, firm and any other organization, association or other entity, and any trust or estate.

(kk) “Exculpated Person” shall have the meaning set forth in Section 14.1.

(ll) “Final 1065” shall have the meaning set forth in Section 11.3.

(mm) “First Refusal Notice” has the meaning set forth in Section 12.2(a).

(nn) “Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

(oo) “Fiscal Year” means (i) the period commencing on the date of this Agreement and ending on December 31, 2011, (ii) any subsequent 12-month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (i) or (ii) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to ARTICLE 8 hereof.

(pp) “Form 1065” has the meaning set forth in Section 11.3.

(qq) “Formation Date” means April 21, 2011, the date on which the Certificate of Formation was filed with the Delaware Secretary of State.

(rr) “GAAP” has the meaning set forth in Section 11.1.

(ss) “HVAC/R Products” means heating and cooling products, systems, equipment, components, accessories and parts, and brands thereof, in each case to the extent identified as “Products” in any of the Distributor Agreements.

(tt) “Holdings III” has the meaning set forth in Recital C.

(uu) “Homans Business Contributed Assets” has the meaning set forth in Recital C.

(vv) “Homans Business Assumed Liabilities” has the meaning set forth in Recital C.

(ww) “Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (vi) any Indebtedness of another Person referred to in clauses (i) through (v) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, (vii) any Indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (viii) the maximum amount of all direct or contingent obligations of such Person with respect to letters of credit, bankers’ acceptances, bank guaranties, surety bonds or similar facilities or instruments.

(xx) “Initial Capital Contribution” has the meaning set forth in Section 3.1(a).

(yy) “Initial Distribution” shall have the meaning set forth in Section 9.3.

(zz) “Interest Purchase” has the meaning set forth in Recital C.

(aaa) “Interested Transaction” means, with respect to a Person, any transaction or agreement (including, but not limited to, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with any Affiliate of such Person.

(bbb) “Liquidating Trustee” has the meaning set forth in Section 10.3.

(ccc) “Major Decision” has the meaning set forth in Section 6.3(a).

(ddd) “Mediation Termination” has the meaning set forth in Section 15.3(b).

(eee) “Member” means each Person who is admitted as a Member of the Company and listed on Schedule A and each additional Person who shall hereafter be admitted as a Member hereof in accordance with the provisions of this Agreement.

(fff) “Membership Interest” and “Membership Interests” shall mean the limited liability company interest(s) of a Member in the Company, as set forth opposite such Member’s name on Schedule A hereto from time to time, including such Member’s share of the Profits and Losses of the Company, and also the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act. The Company shall maintain records indicating the owners of record of the Membership Interests. Membership Interests shall be certificated and evidenced by Certificates as set forth in Section 7.3. The Company may issue whole or fractional Membership Interests.

(ggg) “Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

(hhh) “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

(iii) “Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

(jjj) “Offer” shall have the meaning set forth in Section 12.2(a).

(kkk) “Offeree Notice” shall have the meaning set forth in Section 12.2(a).

(lll) “Offerees” shall have the meaning set forth in Section 12.2(a).

(mmm) “Offeror” shall have the meaning set forth in Section 12.2(a).

(nnn) “Percentage Interest” means, with respect to any Member at any time, a fraction, expressed as a percentage, the numerator of which is the number of Membership Interests held by such Member at such time and the denominator of which is the total number of Membership Interests held by all Members at such time.

(ooo) “Permitted Lien” shall mean a lien, mortgage, pledge, security interest or similar encumbrance of a Member’s Membership Interests granted to a lender or lenders (or agent for a lender or lenders) to secure any obligations under any credit agreements and/or related documents in respect of any loan to the Member and/or any of such Member’s direct or indirect wholly-owned Subsidiaries (or, so long as such Member is, directly or indirectly, a wholly-owned Subsidiary of its ultimate parent entity, such ultimate parent entity’s direct or indirect wholly-owned Subsidiaries).

(ppp) “Permitted Transferee” shall have the meaning set forth in Section 12.1(b).

(qqq) “Person” means any natural person or Entity.

(rrr) “Profit” or “Loss” means, for any period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv), shall be subtracted from such taxable income or loss; (iii) in lieu of the amounts of depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, the amounts taken into account shall be the amounts determined in the manner provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3); (iv) In the event the Book Value of any asset is adjusted pursuant to the definition of Book Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Book Value of an asset) or loss (if the adjustment decreases the Book Value of an asset) from the disposition of such asset for purposes of computing Profit or Loss; (v) in lieu of any tax gain or tax loss recognized by the Company with respect to the disposition of an asset, there shall be taken into account gain or loss recognized by the Company for book purposes under the principles of Treasury Regulations Section 1.704-1(b)(2)(iv), computed by reference to the Book Value of the asset as of the date disposition rather than by reference to the tax basis of the asset; (vi) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profit or Loss; and (vii) items of income, gain, loss, or deduction allocated separately pursuant to Section 8.4 hereof shall be excluded from the computation of Profit or Loss. If the Company’s taxable income or loss for such period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Profit for such period, and if negative, such amount shall be the Company’s Loss for such period.

(sss) “Proposed 1065” shall have the meaning set forth in Section 11.3.

(ttt) “Purchase and Contribution Agreement” has the meaning set forth in Recital C.

(uuu) “Regulatory Allocations” shall have the meaning set forth in Section 8.4(b).

(vvv) “Requisite Members” means, the Carrier Deciding Member and the Watsco Deciding Member; provided, that if (i) the Percentage Interest owned by the Carrier Holders, in the aggregate, ceases to be at least ten percent (10%), Requisite Members shall be deemed to be the Watsco Deciding Member, and (ii) the Percentage Interest owned by the Watsco Holders, in the aggregate, ceases to be at least ten percent (10%), Requisite Members shall be deemed to be the Carrier Deciding Member.

(www) “Resolution of the Board” means a resolution Approved by the Board.

(xxx) “Revolving Credit Agreement” shall have the meaning set forth in Section 8.21 of the Purchase and Contribution Agreement.

(yyy) “Subsidiary” means, with respect to any Person, (i) any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries, and (ii) any other Person, including but not limited to a joint venture, a general or limited partnership or a limited liability company, in which such Person, directly or indirectly through one or more Subsidiaries, at the time owns at least fifty percent (50%) or more of the ownership interests entitled to vote in the election of managing partners, managers or trustees thereof (or other Persons performing such functions) or acts as the general partner, managing member, trustee (or Persons performing similar functions) of such other Person.

(zzz) “Tag Notice” shall have the meaning set forth in Section 12.3.

(aaaa) “Tag Sale” shall have the meaning set forth in Section 12.3.

(bbbb) “Tag Seller” shall have the meaning set forth in Section 12.3.

(cccc) “Tax Distributions” shall have the meaning set forth in Section 9.3.

(dddd) “Tax Matters Member” shall have the meaning set forth in Section 11.4(a).

(eeee) “Tax Rate” means, in respect of any item of taxable income for any period, the highest marginal blended rate of federal, state and local income, franchise and other similar Taxes applicable to any Member in respect of such item for such period, taking into account the character of such item of income.

(ffff) “Term” shall have the meaning set forth in Section 2.3.

(gggg) “Transfer” means the voluntary or involuntary sale, assignment, transfer (by gift or otherwise), lien, mortgage, pledge, grant of a security interest, encumbrance, hypothecation, grant of a participation interest or other disposition or conveyance of legal or beneficial interest, directly or indirectly, whether in one transaction or in a series of related transactions. Nothing herein shall be deemed to prevent a change of control of, or any other transfer of capital stock or other equity interests in, a Watsco Holder or a Carrier Holder, provided, that any such transaction does not primarily involve a change of control of, or any other transfer of capital stock or other equity interests in, a Watsco Holder or a Carrier Holder, when such Watsco Holder’s or Carrier Holder’s assets are primarily composed of Membership Interests.

(hhhh) “Transferee” means any Person that is a transferee of Membership Interests in the Company.

(iiii) “Transferor” means any Member that proposes to Transfer or does Transfer Membership Interests in the Company.

(jjjj) “Treasury Regulations” means the income tax regulations, including temporary regulations and corresponding provisions of succeeding regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(kkkk) “Watsco” has the meaning set forth in Recital C.

(llll) “Watsco Deciding Member” means Holdings III, until such time as one or more Watsco Holders (other than Holdings III) hold(s) a Percentage Interest which is greater than the Percentage Interest then held by Holdings III; thereafter, “Watsco Deciding Member” shall mean, at any time, the Watsco Holder holding the greatest Percentage Interest at such time (or as may be otherwise agreed by the Watsco Holders). Notwithstanding anything to the contrary herein, the Watsco Deciding Member may, without limitation, assign all or any portion of its rights granted under this Agreement (including, without limitation, with respect to the purchase and/or Transfer of Membership Interests) to one or more Watsco Holders.

(mmmm) “Watsco Holders” means Holdings III and any direct or indirect wholly-owned Subsidiary of Watsco that is a Transferee of Membership Interests pursuant to Section 12.1(b).

(nnnn) “Watsco Offeror” has the meaning set forth in Section 12.2(a).

(oooo) “Watsco Scale-Down Percentage Interest” has the meaning set forth in Section 4.2(a).

Section 1.2 Construction.

The headings and subheadings in this Agreement are included for convenience and identification and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neutral forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.

ARTICLE 2

ORGANIZATIONAL MATTERS

Section 2.1 Formation.

The Members hereby confirm the formation of the Company as of the Formation Date as a limited liability company under and pursuant to the provisions of the Act and all other pertinent laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth. The parties hereto agree that the rights, duties, and liabilities of the Members, and any additional Members admitted to the Company in accordance with the terms hereof, shall be as provided in the Act, except as otherwise provided herein.

Section 2.2 Name.

The name of the Company is Carrier Enterprise Northeast, LLC, or such other name as the Board may designate from time to time in compliance with the Act and subject to Section 6.3(a). The business of the Company shall be conducted in that name or in such other names as the Board may designate from time to time in compliance with applicable law. In territories in which the Company does not have the right, granted by Carrier, to distribute Carrier-branded HVAC/R Products, the Company may only conduct business under a trade name that does not include the word “Carrier.”

Section 2.3 Term.

The Term of the Company commenced on the Formation Date and shall continue in existence until wound up and liquidated as set forth in ARTICLE 10 or as otherwise provided by law (the “Term”).

Section 2.4 Purposes.

The purposes of the Company shall be: (a) to engage in the sale of HVAC/R Products; (b) to engage in, operate and manage such business activities and to take any and all such action as the Board determines to be necessary and appropriate in connection therewith; and (c) to enter into any lawful transaction and contracts and engage in any lawful activities consistent with and in furtherance of the foregoing purposes, in each case subject to Section 6.3.

Section 2.5 Powers of the Company.

Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion, or attainment of the purposes of the Company set forth in Section 2.4.

Section 2.6 Maintenance of Separate Existence.

The Company shall do all things necessary to maintain its limited liability company existence separate and apart from the existence of each Member and any other Person, including, without limitation, maintaining the Company’s books and records on a current basis separate from that of any other Person.

Section 2.7 Members.

The name and mailing address of each Member shall be listed on Schedule A attached hereto. Additional Members shall be admitted as Members of the Company only in accordance with the provisions of this Agreement, including, without limitation, ARTICLE 12 and ARTICLE 13. The Board, or a designee of the Board, shall update Schedule A from time to time as necessary to accurately reflect any amendment thereto.

Section 2.8 Registered Agent and Office.

The Company’s registered office and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19809. At any time, the Board may designate another registered agent and/or registered office.

Section 2.9 Principal Place of Business.

The principal place of business of the Company is in New York, New York. The Board may change the location of the Company’s principal place of business, which may be either inside or outside of the State of Delaware.

Section 2.10 Title to Company Assets.

All Company Assets shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in the Company Assets. Each Member, to the extent permitted by applicable law, hereby waives its rights to a partition of the Company Assets and, to that end, agrees that it will not seek or be entitled to a partition of any assets, whether by way of physical partition, judicial sale or otherwise, except as otherwise expressly provided herein.

Section 2.11 Filings.

Each officer designated by the Board as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, any amendments or restatements of the Certificate of Formation and any other certificates, notices, statements or other instruments (and any amendments or statements thereof) necessary or, in the Board’s view, advisable for the formation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment or restatement may be executed, delivered or filed unless adopted in a manner authorized by this Agreement. The Members promptly shall execute and deliver such documents and perform such acts consistent with the terms of this Agreement as may be reasonably necessary to comply with the requirements of law for the formation, qualification and continuation of existence of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.

Section 2.12 Interested Transactions.

The Company and/or any Company Subsidiary may engage in any Interested Transaction so long as the following conditions are satisfied: (a) the Interested Transaction is not expressly prohibited by this Agreement and, if Major Decisions then require the affirmative vote or consent of the Requisite Members pursuant to the terms of Section 6.3(a), the Interested Transaction has been approved in accordance with Section 6.3; and (b) either (i) the Interested Transaction is in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Company Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) the Interested Transaction is with Carrier or any of its Affiliates. The parties acknowledge that the transactions contemplated in the Purchase and Contribution Agreement and the Ancillary Agreements in each case satisfy the conditions specified in this Section 2.12.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 3.1 Capital Contributions.

(a) Upon the execution hereof, each Member will contribute or be deemed to contribute to the capital of the Company as such Member’s Initial Capital Contribution the amount set forth opposite his or her name on Schedule A attached hereto (as to each Member, the “Initial Capital Contribution”).

(b) Except as specifically provided in this Agreement, no Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or otherwise in his, her or its capacity as a Member. Except as otherwise expressly provided herein or with the prior Approval of the Board, no Member will be permitted to borrow, make an early withdrawal of or demand or receive a return of any Capital Contributions.

(c) Except as otherwise expressly provided herein, no Member shall be required to make any Additional Capital Contributions to the capital of the Company, nor shall any Member be permitted to make any Additional Capital Contributions except pursuant to the issuance of additional Membership Interests by the Company in accordance with ARTICLE 13.

Section 3.2 Capital Accounts.

A Capital Account shall be established and maintained for each Member in accordance with Code § 704(b) and the Treasury Regulations thereunder, including Treasury Regulation § 1.704-1(b)(2)(iv). Each Member’s Capital Account shall initially reflect such Member’s Initial Capital Contribution. Schedule A sets forth each Member’s Capital Account balance as of the date hereof.

(a) Without limiting the generality of the foregoing, Capital Accounts will be increased by:

(i) Any Additional Capital Contributions made by a Member;

(ii) Allocations to the Members of Profits and any items in the nature of income or gain that are allocated to such Members pursuant to Section 8.2; and

(iii) Company liabilities assumed by such Member as provided in Treasury Regulation § 1.704-1(b)(2)(iv)(c)(1).

(b) The Capital Account of the Members will be decreased by:

(i) The amount of distributions of Distributable Cash made to Members by the Company;

(ii) The Book Value of property distributed to the Members by the Company (net of liabilities that are secured by such property that such Member is considered to assume or take subject to, under Code § 752);

(iii) Allocations to the Members of Losses and any items in the nature of loss or deduction that are allocated to such Member pursuant to Section 8.2; and

(iv) Member liabilities assumed by the Company as provided in Treasury Regulation § 1.704-1(b)(2)(iv)(c)(2).

(c) In the event of a Transfer of all or a part of a Member’s Membership Interests in the Company, the Capital Account of the Transferor shall become the Capital Account of the Transferee to the extent it is attributable to the transferred Membership Interests in accordance with Treasury Regulation § l.704-l(b)(2)(iv)(l).

(d) Except as otherwise required in the Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

(e) A Member shall not receive out of Company Assets any part of such Member’s Capital Contributions or Capital Account balance to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability; and provided that for purposes of this Section 3.2(e), the term “distribution” shall not include amounts constituting reasonable compensation for present or past services or reasonable payments made in the ordinary course of business pursuant to a bona fide retirement plan or other benefits program.

(f) The Board may cause Capital Accounts to be revalued in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) including, but not limited to, upon the admission of additional Members to the Company, if such a revaluation is necessary to reflect the economic arrangement of all Members.

ARTICLE 4

BOARD OF DIRECTORS

Section 4.1 Authority of the Board.

Except as otherwise provided in this Agreement, the business and affairs of the Company shall be controlled, directed and managed exclusively by the Board. Except when the Approval of the Members (or the Requisite Members) is expressly required by the Act, the Certificate of Formation or this Agreement, the Board shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs. The Board shall be responsible, without limitation, at its meetings for (i) review of the performance by the Company’s management, (ii) review, approval and update of the Company’s annual operating plan and the Company’s needs and requirements for growth and development of market share, (iii) review of the Company’s financial performance, business issues and opportunities, (iv) distributions and (v) review of leadership and succession, in each case subject to Section 6.3.

Section 4.2 Composition of the Board.

(a) For so long as the Percentage Interest held by the Carrier Holders, in the aggregate, is at least twenty percent (20%) (the “Carrier Scale-Down Percentage Interest”) and the Percentage Interest held by the Watsco Holders, in the aggregate, is at least fifty percent (50%) (the “Watsco Scale-Down Percentage Interest”), the Board shall be composed of five (5) Directors, of whom two (2) Directors shall be designated by the Carrier Deciding Member and three (3) Directors shall be designated by the Watsco Deciding Member. Notwithstanding the forgoing, the number of Directors constituting the entire Board may be increased or decreased beyond the number set forth above from time to time by Approval of the Board, subject to Section 6.3; provided, that, so long as the Percentage Interest of the Carrier Holders is equal to or greater than the Carrier Scale-Down Percentage Interest, in the case of any increase or decrease in the number of Directors constituting the entire Board, the composition of the Board shall be adjusted to provide the Carrier Deciding Member with the right to designate the whole number (rounding up) of Directors that is closest to forty percent (40%) of the entire Board.

(b) Following such time as the Percentage Interest held by the Carrier Holders is less than the Carrier Scale-Down Percentage Interest, the number of Directors designated by the Carrier Deciding Member shall be reduced to the whole number (rounding up) of Directors that is closest to the product of (i) the Percentage Interest held by the Carrier Holders at such time and (ii) the number of Directors constituting the entire Board. Any Directors with respect to whom the Carrier Deciding Member’s designation rights are terminated pursuant to this Section 4.2(b), shall be removed from the Board as of the date of such termination of such designation rights. In such event, the replacements of such removed Directors shall be determined by the Approval of the Members.

(c) Following such time as the Percentage Interest held by the Watsco Holders is less than the Watsco Scale-Down Percentage Interest, the Watsco Deciding Member shall only be entitled to designate the whole number (rounding up) of Directors that is closest to the product of (i) the Percentage Interest held by the Watsco Holders at such time and (ii) the number of Directors constituting the entire Board. Any Directors with respect to whom the Watsco Deciding Member’s designation rights are terminated pursuant to this Section 4.2(c), shall be removed from the Board as of the date of such termination of such designation rights. In such event, the replacements of such removed Directors shall be determined by the Approval of the Members.

Section 4.3 Resignation and Removal.

(a) Subject to Section 4.2, any Director may resign at any time by giving written notice of his or her resignation to the Board. A resignation shall take effect at the time specified therein or if no time is specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

(b) Each Member may remove any Director designated by it at any time, with or without cause, effective upon written notice to the other Members and the President of the Company.

(c) Any vacancy on the Board resulting from the removal or resignation, death, retirement or disability of any Director shall be filled by the Member that designated such Director, which designation shall become effective upon written notice to the other Members and the President of the Company. If such Member fails to fill the vacancy, the directorship will remain vacant until such time that such vacancy is filled by the Member who designated such Director.

Section 4.4 Compensation.

Subject to Section 6.3, as Determined by the Board, the Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 4.5 Meetings of the Board.

(a) Quarterly Meetings; Calling of Meetings; Notice. The Board shall hold regular meetings at such times as may be specified by it but no less often than quarterly. Special meetings of the Board may be called at any time and for any purpose or purposes by (i) the President or his designee or by Resolution of the Board in which at least a majority of all Directors call for such meeting, or (ii) by any Member. Subject to the notice provisions set forth in Section 15.2, notice of the place, date and hour of each meeting of the Board will be given by registered or certified mail, by nationally recognized overnight delivery service, by telephone (which shall be deemed given upon oral acknowledgment by the Director receiving notice), by facsimile or by personal delivery, or by email, to each Director entitled to vote at the meeting, not fewer than three (3) Business Days prior to the meeting, and in any case not more than thirty (30) days prior to the meeting. A notice shall state, in general terms, the purpose or purposes for the calling of a meeting. If such notice is mailed, emailed or sent by overnight delivery service, it will be directed to each Director at such Director’s address as it appears on the record of Directors, or, if a Director had filed with the Company a written request that notices to such Director be sent to some other address, then directed to such Director at such other address. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes of such meeting, whether before or after the meeting, or who participates in the meeting without protesting, prior to the commencement of such Director’s participation in the meeting, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting.

(b) Time and Place of Meetings. Meetings of the Board may be held at any place within or without the State of Delaware which has been designated in the notice of the meeting or at such place as may be Approved by the Board.

(c) Quorum. A majority of Directors shall constitute a quorum of the Board for the transaction of business. The Directors present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum.

(d) Adjourned Meetings. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of such adjournment shall be given prior to the time the adjourned meeting is to be resumed to all Directors who were not present at the time of the adjournment.

(e) Telephonic Participation by Directors at Meetings. Directors may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another. Participation in a meeting in such manner constitutes presence in person at such meeting.

(f) Approval of the Board.

(i) At a Meeting. Unless specifically provided otherwise by law or this Agreement, whenever the Board is entitled to vote on any matter or exercise any power under this Agreement, such matter shall be considered approved or consented to upon the receipt of the affirmative vote of at least a majority of all Directors entitled to vote thereon, with each Director having one (1) vote. Except in such person’s capacity as an officer of the Company, as provided in Section 2.11, no Director acting individually shall have the authority or right to act on behalf of, or to take any action to bind, the Company in connection with any matter, except as provided in this Agreement.

(ii) Conduct of Disputes. Notwithstanding anything to the contrary in this Agreement, (A) only Directors designated by Watsco shall be entitled to vote on any matter relating to the conduct and settlement of any claim, action, suit, proceeding or dispute between the Company, and/or any of its Subsidiaries, on the one hand and Carrier, and/or any of its Affiliates, on the other hand, and (B) only Directors designated by Carrier shall be entitled to vote on any matter relating to the conduct and settlement of any claim, action, suit, proceeding or dispute between the Company, and/or any of its Subsidiaries, on the one hand and Watsco, and/or any of its Affiliates, on the other hand.

(iii) By Written Consent. Any action required or permitted to be taken by the Board may be taken by the Directors without a meeting, if a consent in writing, setting forth the action so taken, is signed by all Directors.

(iv) Matters Requiring Approval. The Company may not, without Approval of the Board, engage, directly or indirectly, including, without limitation, through one or more Subsidiaries of the Company, and shall cause its Subsidiaries not to engage, in any transaction or series of related transactions or take any action, which if engaged in or taken by a corporation under the Delaware General Corporation Law would require action by the board of directors of that corporation, other than transactions in the ordinary course of the Company’s business.

Section 4.6 No Exclusivity of Duty to Company.

Except as otherwise provided herein, no Director shall be required to serve on the Board as his or her sole and exclusive function and such Director may engage in or possess any interest in another business or venture of any nature and description, independently or with others, and neither the Company nor any Member shall have any rights in or to any such independent ventures or the income or proceeds derived therefrom. Directors shall not incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture. Any Director shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act, subject to the terms and conditions of this Agreement.

Section 4.7 Equity Plans.

Subject to Section 6.3, the Board is authorized to (i) adopt such equity option plans, restricted equity plans and other rights plans as it shall deem necessary from time to time and (ii) grant such options, equity interests and other rights under such plans to such persons, including officers, directors, employees, consultants and others, as the Board may Approve.

ARTICLE 5

OFFICERS

Section 5.1 Appointment and Removal of Officers.

(a) The Board shall Approve the appointment of the officers of the Company on an annual basis. The officers of the Company shall consist of a President, a Chief Financial Officer, a Secretary, and other officers, including but not limited to one or more Vice Presidents, and assistant and subordinate officers as the Board may deem necessary, each of whom shall hold their offices for one-year terms and shall exercise such powers and perform such duties as shall be Determined from time to time by the Board until their successors are appointed and qualified. Any officer or agent selected or appointed by the Board may be removed at any time, with or without cause, by

Resolution of the Board, provided, however, that if the officer that is subject to removal is also a Director of the Company, he or she shall be permitted to vote at the meeting of the Board, or through a written consent, taken in connection with such officer’s removal. Vacancies of officer positions shall be filled by Approval of the Board. The salaries, other compensation and business expense reimbursement of all officers and agents of the Company shall be Determined and fixed by the Board. Unless otherwise expressly approved herein, subject to Approval of the Board, any two or more offices may be held by the same Person.

(b) In addition, notwithstanding anything to the contrary contained herein, an officer may not be removed without cause unless by Resolution of the Board in which at least a majority of all Directors approve the removal.

Section 5.2 Chairman of the Board.

The Board shall appoint a Director to act as Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Members and of the Board at which he is present, subject to the ultimate authority of the Board to appoint an alternate presiding officer at any meeting. The Chairman of the Board may be an officer of the Company if so designated by the Board and shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Board.

Section 5.3 President.

The President shall have general supervision and control over, and responsibility for, the day-to-day operations of the Company, subject to the ultimate authority of the Board, and shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her by the Board. The initial President shall be the person Determined by the Requisite Members. The initial President shall serve for a one-year term commencing on the date of execution hereof unless the Requisite Members agree otherwise.

Section 5.4 Chief Financial Officer.

The Chief Financial Officer shall have such other powers and shall perform such other duties as may from time to time be assigned to the Chief Financial Officer by the President and by the Board. The initial Chief Financial Officer shall be the person Determined by the Requisite Members. The initial President shall serve for a one-year term commencing on the date of execution hereof unless the Requisite Members agree otherwise.

Section 5.5 Vice Presidents.

One or more Vice Presidents shall perform such duties and have such powers as may from time to time be assigned to them by the President or the Board. In the absence or disability of the President, the President’s duties will be performed and powers may be exercised by one or more such Vice Presidents, as will be designated by the Board.

Section 5.6 Secretary.

The Secretary will attend all meetings of the Members and the Board will record all votes and the minutes of all proceedings in a book to be kept for that purpose, unless the Members or the Board, as applicable, designate another person for such purpose. Unless otherwise provided in this Agreement, the Secretary will attend to the giving of notice of all meetings of the Members and the Board, have custody of the company seal and, when authorized by the Board, will have authority to affix the same to any instrument and, when so affixed, it will be attested by the Secretary’s signature or by the signature of the President, the Chief Financial Officer or an Assistant Secretary.

Section 5.7 Authority and Duties of the Officers.

The Members hereby grant authority and responsibility for the day-to-day operation of the business and affairs of the Company to the officers. Any action required by this Agreement to be performed by the Company shall be deemed to have been taken by the Company if such action is approved by the Board and taken or approved by the President or other authorized officer, unless otherwise indicated in this Agreement. The officers, to the extent of their powers set forth in this Agreement or in a Resolution of the Board, are agents of the Company for the purposes of the Company’s business, and the actions of the officers taken in accord with such powers shall bind the Company. Any agreement, deed, lease, note or other document or instrument executed on behalf of the Company by the President or other authorized officer as Approved by the Board, shall be deemed to have been duly executed; no other person’s signature shall be required in connection with the foregoing and third parties shall be entitled to rely upon the President’s or other authorized officer’s power to bind the Company without otherwise ascertaining that the requirements of this Agreement have been satisfied. Notwithstanding the foregoing grant of authority to the officers, no act shall be taken, sum expended, decision made or obligation incurred by the officers (a) which requires for its authorization and/or implementation, the vote, approval or consent of Members pursuant to the Act, or (b) which constitutes a matter designated for Approval of the Board or the Members under this Agreement.

ARTICLE 6

MEMBERS

Section 6.1 Power of Members.

Except as expressly provided in this Agreement or the Act, no Member shall take any part in the management of the business or transact any business for the Company or shall have any power, solely in its capacity as a Member, to sign for, act for, bind, or assume any obligation or responsibility on behalf of, any other Member or the Company; provided, however, that the Members shall have the voting, approval and consent rights as described in this Agreement and as provided under the Act. Except as specifically provided in this Agreement, with respect to any action of the Company submitted to a vote of the Members, any Member may vote or refrain from voting for or against any such action of the Company, in such Member’s sole and absolute discretion.

Section 6.2 Other Activities

(a) Any Member may engage in or possess any interest in another business or venture of any nature and description, independently or with others, and neither the Company nor any other Member shall have any rights in or to any such independent ventures or the income or proceeds derived therefrom. Any Member shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act, subject to the terms and conditions of this Agreement.

(b) If a Member (or any Director appointed by such Member) acquires knowledge of a potential transaction or matter which may be a business opportunity for both such Member and the Company or another Member, such Member (and its Director designees) shall have no duty to communicate or offer such business opportunity to the Company or any other Member and shall not be liable to the Company or the other Members for breach of any duty (including, without limitation, fiduciary duties) as a Member or Director of the Company by reason of the fact that such Member or Director pursues or acquires such business opportunity for itself, directs such opportunity to another Person, or does not communicate information regarding such opportunity to the Company.

(c) In connection with the exercise of any voting rights pursuant to this Agreement, a Member may consider its own best interests when determining how to cast its vote and shall in no event be deemed to have any fiduciary duty to any other Member or to the Company.

(d) Holdings III shall not, and shall procure that its Affiliates do not, amend or alter the Revolving Credit Agreement, or any lien, mortgage, pledge, security interest or similar encumbrance entered into or granted in connection with the Revolving Credit Agreement in any way that, (i) directly or indirectly reverses or otherwise alters the effect of Amendment No. 2 to Revolving Credit Agreement dated March 30, 2011, by and among Watsco, certain Subsidiaries of Watsco, Bank of America N.A., in its capacity as administrative agent for the lenders parties thereto, and the lenders party thereto, on the Company or any of its Subsidiaries, or (ii) imposes obligations or liabilities, or otherwise has a direct adverse impact, on the Company or any of its Subsidiaries.

Section 6.3 Actions Requiring Approval of the Requisite Members.

(a) Notwithstanding anything in this Agreement to the contrary, for so long as the Percentage Interest owned by the Carrier Holders, in the aggregate, or the Watsco Holders, in the aggregate, is at least twenty percent (20%), the Company shall not, and shall cause its Subsidiaries not to, take, cause to be taken, or agree to or authorize, any of the following actions (each, a “Major Decision” and collectively, the “Major Decisions”), without the affirmative vote or consent of the Requisite Members (it being understood that the thresholds below shall apply to the Company and its Subsidiaries in the aggregate):

(i) the entry into any new line of business outside of its existing business, including but not limited to any change in the scope of the business purpose of the Company beyond the sale of HVAC/R Products;

(ii) the entry into an agreement to effect, or, in the absence of such an agreement, the consummation, of any merger, sale of all or substantially all of the assets of the Company, consolidation, reorganization, joint venture or alliance involving a material amount of assets of the Company, or similar transaction;

(iii) the entry into an agreement to effect, or, in the absence of such an agreement, the consummation of any acquisition (A) with an aggregate purchase price (including, without limitation, the assumption of liabilities) in excess of $5 million in the aggregate in any Fiscal Year or (B) reasonably expected to generate cash flow in excess of $1 million in the aggregate in any Fiscal Year;

(iv) any divestiture, sale or other disposal of any investments, properties or assets in a single transaction or a series of related transactions in excess of $5 million in the aggregate in any Fiscal Year;

(v) the incurrence or assumption of any Indebtedness or other obligation with respect to any such Indebtedness other than (A) in the ordinary course of the business or (B) amounts not in excess of $25 million in the aggregate outstanding at any given time;

(vi) the creation or imposition of any lien, mortgage or encumbrance on any properties or assets in excess of $25 million in the aggregate at any given time;

(vii) the incurrence or assumption of any Indebtedness that provides for lender(s) to have recourse to the Members;

(viii) the issuance, sale, repurchase, or redemption of any equity interest, any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, or any warrants or options to acquire, any such shares, interests, voting securities or convertible securities of the Company or any Subsidiary of the Company;

(ix) the making of any capital expenditures in excess of $25 million in the aggregate during any Fiscal Year;

(x) except as otherwise expressly provided herein, any amendment or modification to the terms of this Agreement or any material terms of any other governance document of the Company or any of its Subsidiaries or any material terms of any security issued by the Company or any of its Subsidiaries;

(xi) the entry by the Company or any Company Subsidiary into any Interested Transaction other than the transactions contemplated in the Purchase and Contribution Agreement and the Ancillary Agreements;

(xii) the entry into any “non-compete” or any other agreement or the taking of any action that would purport to limit or could reasonably be expected to limit, the freedom of the Company or any of its Subsidiaries or Affiliates that it controls to compete freely in any line of business or in any geographic area;

(xiii) the filing of a registration statement under the Securities Act of 1933, as amended;

(xiv) the entry into (and any amendment, alteration or cancellation of), any contract (other than contracts entered into, amended, altered or cancelled in the ordinary course of business), involving the commitment or transfer of value in excess of $1 million in the aggregate in any Fiscal Year;

(xv) (A) the commencement of a voluntary case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Company or any of its Subsidiaries, or seeking to adjudicate the Company or any such Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or any such Subsidiary or the Company’s or any such Subsidiary’s debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for the Company or any such Subsidiary or for all or any substantial part of the Company’s or any such Subsidiary’s assets, or (B) the making of a general assignment for the benefit of the Company’s or any such Subsidiary’s creditors;

(xvi) the commencement of any termination, plan of liquidation or dissolution or winding-up of the business and affairs of the Company or any of its Subsidiaries, or the selection of any Liquidating Trustee;

(xvii) any change to the name of the Company;

(xviii) the increase or decrease of the number of Directors constituting the entire Board; and

(xix) any material change in any accounting methods or practices, except as required by GAAP or as is necessary for conformity with any change in accounting methods or practices of Watsco that is required by GAAP.

(b) For the avoidance of doubt, the Company shall cause its Subsidiaries not to, at any time, take any action or effect any transaction, or enter any agreement to take any action or effect any transaction, to which the prior approval provisions of Section 6.3(a) apply, unless such action or transaction has been approved by the Requisite Members of the Company in accordance with the provisions of Section 6.3(a).

(c) No Member shall, and shall ensure that its Affiliates (other than the Company and its Subsidiaries) do not, at any time, take any action or effect any transaction, or enter any agreement to take any action or effect any transaction, binding, on behalf of, or in relation to, the Company or any of its Subsidiaries, which action or transaction, if undertaken by the Company or any of its Subsidiaries, would require the prior approval under Section 6.3(a) or Section 6.3(b) unless such action or transaction has been approved by the Requisite Members of the Company in accordance with the provisions of Section 6.3(a).

Section 6.4 Meetings of Members.

(a) Calling of Meetings; Notice. Meetings of the Members may be called at any time and for any purpose or purposes by Resolution of the Board in which at least a majority of all Directors call for such meeting, or by any Member. Subject to the notice provisions set forth in Section 15.2, notice of the place, date and hour of each meeting of the Members will be given by registered or certified mail, by nationally recognized overnight delivery service, by telephone (which shall be deemed given upon oral acknowledgment by the Member receiving notice), by facsimile or by personal delivery or by email, to each Member entitled to vote at such meeting, not fewer than five (5) Business Days prior to the meeting, and in any case not more than thirty (30) days prior to the meeting. A notice shall state, in general terms, the purpose or purposes for the calling of a meeting. If such notice is mailed, emailed or sent by overnight delivery service, it will be directed to each Member at such Member’s address as it appears on the record of Members, or, if a Member had filed with the Company a written request that notices to such Member be sent to some other address, then directed to such Member at such other address. Notice of a meeting need not be given to any Member who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes of such meeting, whether before or after the meeting, or who participates in the meeting without protesting, prior to the commencement of such Member’s participation in the meeting, the lack of notice to such Member. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting.

(b) Time and Place of Meetings. Meetings of the Members may be held at any place within or without the State of Delaware which has been designated in the notice of the meeting or at such place as may be Determined by the Board from time to time.

(c) Quorum. Except as otherwise provided by this Agreement, at all meetings, all Members will be required for and will constitute a quorum for the transaction of business. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum.

(d) Adjourned Meetings. Member(s) holding at least a majority Percentage Interest calculated with reference to all Members present, whether or not a quorum is present, may adjourn any meeting to another time and place. At any such adjourned meeting at which a quorum will be present, any business may be transacted that might have been transacted at the meeting as originally called. If the meeting is adjourned for more than twenty-four (24) hours, notice of such adjournment shall be given prior to the time the adjourned meeting is resumed to all Members who were not present at the time of the adjournment.

(e) Telephonic Participation by Members at Meetings. Members may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another. Participation in a meeting in such manner constitutes presence in person at such meeting.

(f) Approval of Members.

(i) At a Meeting. Unless specifically provided otherwise in this Agreement, whenever the Members are entitled to vote on any matter under the Act or this Agreement, such matter shall be considered approved or consented to upon the receipt of the affirmative vote at a meeting at which a quorum is present, of the Member(s) holding at least a majority Percentage Interest calculated with reference to all Members entitled to vote thereon at such meeting; provided that any Major Decision shall be considered approved or consented to only as provided by Section 6.3(a).

(ii) By Written Consent. Unless specifically provided otherwise in this Agreement, any action required or permitted to be taken by the Members may be taken by the Members without a meeting, if a consent in writing, setting forth the action so taken, is signed by all Members.

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Section 6.5 Proxies.

Each Member holding Membership Interests entitled to vote at a meeting of Members or to express consent or dissent without a meeting may authorize another Person or Persons to act for such Member by proxy. Without limiting the manner in which a Member may authorize another Person to act for such Member as proxy, a writing which has been executed by such Member and entered into the books and records of the Company, shall be a valid means by which a Member may grant such authority. Each proxy is revocable at the pleasure of the Member executing it, except in those cases where a proxy is made irrevocable and an irrevocable proxy is permitted by the Act.

Section 6.6 No Liability.

(a) No Member shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for (i) any act performed within the scope of the authority conferred on the Members by this Agreement except for the willful misconduct of such Member in carrying out the obligations of such Member hereunder, (ii) such Member’s failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, or (iii) such Member’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel.

(b) The debts, obligations, expenses and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations, expenses and liabilities of the Company, and no Member or Director shall be obligated personally for any such debt, obligation, expense or liability of the Company solely by reason of being a Member or Director. No Member shall be required by this Agreement to loan the Company any funds or otherwise provide any financial or credit support.

Section 6.7 Nature of Obligations between Members.

Except as otherwise expressly provided herein, nothing contained in this Agreement shall be deemed to constitute any Member an agent or legal representative of any other Member or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between the members of a limited liability company as may be created by the Act. Except as otherwise expressly provided in this Agreement, a Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member or the Company.

Section 6.8 Withdrawal of Members.

Except as otherwise specifically set forth herein, no Member shall be entitled to retire or withdraw from being a Member of the Company without the consent of the Requisite Members. No withdrawal of a Member shall cause the dissolution of the Company. If any withdrawal would as a matter of law cause dissolution of the Company, then any remaining Member shall be permitted to take appropriate action prior to such withdrawal to prevent such dissolution, including, without limitation, Transfer of a portion of such remaining Member’s Membership Interest to a third party and admission of such Transferee as a Member of the Company. Any purported withdrawal which is not in accordance with this Agreement shall be null and void. Notwithstanding the foregoing, any Member that Transfers all of its, and owns no, Membership Interests shall immediately cease to be a Member.

Section 6.9 Non-Solicitation.

(a) Each Member will not and from and after the date hereof will cause its Affiliates (other than the Company and Company Subsidiaries) not to, without the prior written approval of the Requisite Members, directly or indirectly, hire or solicit, encourage, entice or induce to terminate his or her employment with the Company or any Company Subsidiary any person who is an employee of the Company or any Company Subsidiary at the date hereof or at any time hereafter.

(b) Notwithstanding anything to the contrary in this Agreement, in the event, and from the date, that a party is no longer a Member hereunder, the provisions of this Section 6.9 shall survive for a period of three (3) years.

ARTICLE 7

MEMBERSHIP INTERESTS

Section 7.1 Membership Interests.

A Member’s interest in the Company shall be represented by Membership Interests held by such Member. Except as otherwise expressly provided in this Agreement, all Membership Interests shall have identical rights in all respects as all other Membership Interests and shall for all purposes be personal property.

Section 7.2 Membership Interests are Securities.

All Membership Interests in the Company shall be deemed to be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and in any other applicable jurisdiction, as provided in Section 8-103 thereof, for all purposes, including without limitation the perfection of security interests therein under Article 8 of each applicable Uniform Commercial Code.

Section 7.3 Certificates.

Each Certificate and each instrument issued in exchange for or upon the Transfer of any Membership Interests shall be stamped or otherwise imprinted with a legend in substantially the following form, or such similar legend as may be specified in any other agreement with the Company:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE OPERATING AGREEMENT OF CARRIER ENTERPRISE NORTHEAST, LLC (AS AMENDED FROM TIME TO TIME) AMONG CARRIER ENTERPRISE NORTHEAST, LLC AND CERTAIN OF ITS MEMBERS AND, AMONG OTHER THINGS, MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH SUCH TRANSFER RESTRICTIONS. COPIES OF THE AFORESAID AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF (I) SECTION 8-102(A)(15) OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE AND (II) THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION (AND SHALL BE TREATED AS SUCH A “SECURITY” GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS PROVIDED IN SECTION 8-103(C) THEREOF FOR ALL PURPOSES, INCLUDING WITHOUT LIMITATION PERFECTION OF A SECURITY INTEREST THEREIN UNDER ARTICLE 8 OF EACH APPLICABLE UNIFORM COMMERCIAL CODE).

If a Certificate is lost or destroyed, the Secretary shall cancel the Certificate so lost or destroyed upon receiving a sworn declaration of the Member recorded in the Company’s books as the holder of the Certificate, as to such loss or destruction, and reissue a replacement Certificate to the Member.

ARTICLE 8

ALLOCATION OF PROFITS AND LOSSES

Section 8.1 Determination of Profits and Losses.

Profits and Losses of the Company shall be allocated among the Members in the manner provided herein.

Section 8.2 Allocations.

After giving effect to the special allocations set forth in Section 8.4, Profits and Losses for any Fiscal Year shall be allocated among the Members pro rata in accordance with their Percentage Interests.

Section 8.3 Tax Allocations.

(a) Except as otherwise provided in this Agreement, for Federal income tax purposes, all items of Company income, gain, loss, deduction, and credit, and the character and source of such items, shall be allocated among the Members in the same manner as the corresponding items of income, gain, loss, deduction or credit are allocated to Capital Accounts in accordance with Section 8.2 or Section 8.4. The Company shall maintain such books, records and accounts as are necessary to make such allocations.

(b) The Company shall make, for tax purposes only, allocations of income, gain, loss or deduction or adopt conventions as are necessary or appropriate to comply with the relevant Treasury Regulations or Internal Revenue Service pronouncements under Section 704(c) of the Code, and in particular, in respect of a Capital Contribution of property other than cash and adjustments to the Book Value of Company Assets at the times specified in the definition of Book Value. Allocations will be made in a manner consistent with Treasury Regulations Section 1.704-3 and in conformity with Treasury Regulations Section 1.704-l(b)(2)(iv)(f) and 1.704-l(b)(4)(i), provided that, notwithstanding any other provision, the traditional method described in Treasury Regulations Section 1.704-3(b) (without curative or remedial allocations) shall be used to comply with Code Section 704(c) and the Treasury Regulations thereunder in respect of the assets contributed or deemed to be contributed in the Initial Capital Contribution by Carrier, the 1% Holder, and Holdings III, including, without limitation, the Northeast Business Contributed Assets and the Homans Business Contributed Assets.

Section 8.4 Special Allocations.

(a) Certain Regulatory Allocations. Notwithstanding anything to the contrary set forth in this Agreement, the allocations set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) below shall be made to the extent applicable in the order set forth below.

(i) Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.4(a)(i) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith;

(ii) Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 8.4(a)(ii) is intended to comply with Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith;

(iii) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in subparagraphs (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), such Member shall be allocated items of Company income or gain in an amount and manner sufficient to eliminate the deficit balance in such Member’s Capital Account as quickly as possible to the extent required by the Treasury Regulations; provided, that an allocation pursuant to this Section 8.4(a)(iii) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after tentatively making all other allocations provided in this ARTICLE 8 as if this Section 8.4(a)(iii) were not in this Agreement;

(iv) To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to an election under Section 754 of the Code to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies;

(v) Nonrecourse deductions within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated to the Members pro rata in accordance with their Percentage Interests;

(vi) Partner nonrecourse deductions within the meaning of Regulations Section 1.704-2(i) shall be allocated to the Member who bears the economic risk of loss with respect to the particular partner nonrecourse liabilities to which they relate in accordance with said Regulations; and

(vii) Notwithstanding the foregoing, allocations of Losses or items of expense or deductions to a Member shall not exceed the maximum amount that can be allocated to the Member pursuant to the limit set forth in Regulations Section 1.704-1(b)(2)(ii)(d). Allocations of said items in excess of said limit shall made to the other Members pro rata, in accordance with the amounts not in excess of such amount for such other Members.

(b) Unwind of Special Allocations. Allocations provided for above in this Section 8.4 (“Regulatory Allocations”) are intended to cause allocations of Company items to be respected under Treasury Regulations, but may not be consistent with the manner in which the Members intend to allocate Profit and Loss or make Company distributions. Accordingly, subject to the Regulatory Allocations, the Company is directed to reallocate items of income, gain, deduction, loss or credit among the Members so as to offset and eliminate the effect of the Regulatory Allocations as quickly as possible consistently with Treasury Regulations, and cause the respective Capital Account balances of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss and items thereof had been allocated without regard to the Regulatory Allocations.

(c) Priority. The allocations under this Section 8.4 shall be made prior to the allocations under Section 8.2.

Section 8.5 Section 754 Election.

The parties agree that, at the request of the Transferee of a Membership Interest following an acquisition of such Membership Interest (but not the acquisition by the 1% Holder of Membership Interests prior to the date hereof and not the Transfer of a Membership Interest by any of the Carrier Holders pursuant to Section 12.1(b) hereof if such Transfer occurs in a tax year such that the election would also apply to Holdings III with respect to the Interest Purchase, the Company shall make (including, if requested by Holdings III, for the tax year of the Company that includes the date of the Interest Purchase, if applicable) the election referred to in Code § 754 and any like provision of any state income tax law or any similar provision or provisions enacted in lieu thereof and the Company shall not apply to the Internal Revenue Service to revoke any such election unless it has received the consent of all the Members.

Section 8.6 Changes in Membership Interests.

If the Membership Interests of any one or more Members changes during a Fiscal Year, all Company items of income, gain, loss, deduction and credit shall be allocated among the Members for such Fiscal Year in a reasonable manner, as Determined by the Board, that takes into account the varying Membership Interests of the Members in the Company during such taxable year in accordance with Code § 706; provided, however, that the taxable income of the Company for the Pre-Closing Tax Period (as defined in the Purchase and Contribution Agreement) shall be allocated based on a closing of the books as described in Section 11.01(c) of the Purchase and Contribution Agreement.

Section 8.7 Application of Code and Regulations.

For purposes of applying the Code and Regulations to the Company and the Members, references in the Code and Regulations to partnerships and partners shall be interpreted as applying to the Company and Members, respectively.

Section 8.8 Rules of Construction.

An allocation to a Member of Profits or Losses shall be treated as an allocation to such Member of each item of income, gain, loss and deduction that has been taken into account in computing such Profits or Losses.

ARTICLE 9

DISTRIBUTIONS

Section 9.1 Distributions.

(a) Subject to and in accordance with this ARTICLE 9, the Company shall make distributions out of Distributable Cash to the Members from time to time, when and in the amounts as determined by the Board.

(b) All Distributable Cash or other property if distributed by the Company shall be distributed to the Members in proportion to their respective Percentage Interests.

(c) The Company may offset damages for a judicially and finally determined breach of this Agreement by a Member whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to the Member.

(d) Notwithstanding anything in the Act to the contrary, no Member will have the right to receive distributions in the form of anything other than cash, except pursuant to ARTICLE 10.

(e) Distributions made upon liquidation of the Company shall be made as provided in Section 10.4 and Section 10.5.

Section 9.2 Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law or any agreement in relation to the incurrence or assumption of Indebtedness by the Company.

Section 9.3 Tax Distributions.

The distributions made by the Company to any Member for each Fiscal Year shall be in an amount at least equal to the product of (x) the Tax Rate and (y) the amount of taxable income (as determined for federal income tax purposes) allocated to the Member in respect of such Fiscal Year pursuant to Section 8.2, Section 8.3 and Section 8.4, and, in the case of Holdings III (or any Affiliate of Holdings III), taking into account any adjustments to tax basis under Section 743 of the Code that may increase or decrease Holdings III’s (or such Affiliate’s) tax liability for such Fiscal Year (“Tax Distributions”). If the distributions made by Company to a Member prior to the application of this Section 9.3 for any given Fiscal Year (the “Initial Distribution”) would be in an amount less than the Tax Distributions for such Member, then, notwithstanding any other provision, the Company shall make a distribution (the “Additional Distribution”) to the Members (in addition to the distributions made prior to the application of this Section 9.3), in proportion to their respective Percentage Interests, in an amount that results in each Member receiving an Additional Distribution such that each has received at least an amount equal to the excess of the Tax Distribution over the Initial Distribution.

ARTICLE 10

DISSOLUTION, LIQUIDATION & TERMINATION

Section 10.1 No Dissolution.

The Company shall not be dissolved by the admission of additional Members in accordance with the terms of this Agreement.

Section 10.2 Events Causing Dissolution.

The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) a determination by the Requisite Members to dissolve, wind up and liquidate the Company; or

(b) the entry of a decree of judicial dissolution under the Act.

Section 10.3 Notice of Dissolution.

Upon the dissolution of the Company, the Person or Persons Approved by the Board (subject to Section 6.3) to carry out the winding up of the Company (which can include any one or more of the Directors or Members) (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution.

Section 10.4 Liquidation.

Upon dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Profits and Losses during liquidation in the same proportions, as specified in ARTICLE 8 hereof, as before liquidation. Each Member shall be furnished with a statement prepared by the Company’s independent certified public accountants that shall set forth the assets and liabilities of the Company as of the date of dissolution. Each Member shall pay to the Company all amounts then owing by such Person to the Company. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

(a) First, to the payment of the expenses of liquidation;

(b) Second, to the setting up of any reserves which the Liquidating Trustee reasonably determines to be necessary or desirable for any contingent or unforeseen liabilities, expenses or other obligations of the Company;

(c) Third, to the payment of the debts and liabilities of the Company, other than debts and liabilities to any Member or Affiliate of a Member;

(d) Fourth, to the payment of the debts and liabilities of the Company owed to any Members or Affiliate of a Member or to any other beneficial holder of any interest in the Company; and

(e) Then, pro rata to the Members in accordance with their relative Capital Accounts.

To the extent that the Board Determines that any or all of the assets of the Company shall be sold, the Liquidating Trustee shall arrange for the sale of such assets to be sold as promptly as possible, provided that such sale is conducted in a business-like and commercially reasonable manner.

Section 10.5 Liquidating Distributions.

(a) Upon the liquidation of the Company, any liquidating distributions will be made in accordance with Section 10.4. Liquidation proceeds will be paid within sixty (60) days of the end of the taxable year (or, if later, within one hundred and twenty (120) days after the date of the liquidation).

(b) For purposes of making the liquidating distributions required by Section 10.4, the Liquidating Trustee shall distribute all or any portion of the assets of the Company in kind or to sell all or any portion of the assets of the Company and distribute the proceeds therefrom. If any property or assets of the Company are to be distributed in kind to the Members, (i) the Capital Accounts of the Members shall be adjusted to reflect the amount, if any, of unrealized gain or loss with respect to such property, as though such property had been sold for its fair market value (determined in good faith by the Liquidating Trustee) and any gain or loss allocated among the Members in accordance with the provisions of this Agreement and (ii) such property will be distributed in such a manner that each Member will receive such Member’s proportionate interest in each of the assets available for such distribution; that is to say, each Member shall receive an undivided interest, corresponding to the proportion to which such Member is entitled pursuant to Section 10.4, in all interests in real estate and leaseholds and other indivisible properties, as nearly as practicable, of each divisible asset.

Section 10.6 Termination.

The Company shall terminate when all of the Company Assets, after payment of or due provision established for all debts, liabilities, expenses and other obligations of the Company, shall have been distributed to the Members in the manner provided for in this ARTICLE 10, and the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 10.7 Claims of the Members.

The Members shall look solely to the Company’s assets for the return of their Capital Contributions and Capital Account balances, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions or Capital Account balances, the Members shall have no recourse against the Company, the Board, any individual Director or other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.

ARTICLE 11

BOOKS AND RECORDS; FINANCIAL AND TAX MATTERS

Section 11.1 Books and Records.

(a) At all times during the Term, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Notwithstanding any provision to the contrary of the Act, such books of account, together with a certified copy of this Agreement and of the Certificate of Formation, shall at all times be maintained at the principal place of business of the Company. In addition to any other rights specifically set forth in this Agreement, each Member shall have access to all information to which a Member is entitled to have access pursuant to the Act. The books of account and the records of the Company shall be audited by and reported upon as of the end of each Fiscal Year by a firm of independent certified public accountants of recognized national standing that shall be selected by the Board. The Company shall maintain its books of account and its records in accordance with applicable laws and regulation, including, without limitation, the Sarbanes-Oxley Act of 2002.

(b) A Member may, at its own expense, use its internal resources, or appoint an accounting firm on behalf of such Member, to audit the accounts of the Company and its Subsidiaries and to perform internal controls assessments of the Company and its Subsidiaries. The Company shall provide reasonable cooperation and complete access to the books and records, including, without limitation, original expense reports, invoices, contracts, and other original records and documents, to such auditor provided, that, if the auditor is a third party, such auditor executes an appropriate confidentiality agreement and undertakes to keep such records confidential and withhold from unaffiliated third parties the information disclosed during the course of this audit, except as is otherwise required by applicable law. Such audits and assessments may be conducted at any time with or without prior notice

Section 11.2 Financial Information.

(a) The Company shall:

(i) Furnish (A) to each Member, as soon as practicable after the end of each Fiscal Year, but in any event not less than sixty (60) days after the end of the relevant Fiscal Year, either (1) audited combined financial statements for the Company and its Subsidiaries and Carrier Enterprise and its Subsidiaries for such year, including supplemental consolidating schedules of balance sheet, statement of operations and cash flows; or (2) stand-alone audited consolidated financial statements for the Company and its Subsidiaries for such year, including, without limitation, in either such case as appropriate under GAAP, a final audited combined or consolidated balance sheet as of the end of such Fiscal Year, a final audited combined or consolidated statement of operations, and a final audited combined or consolidated statement of cash flows of the Company and its Subsidiaries (and Carrier Enterprise and its Subsidiaries, if applicable) for such year, setting forth in each case in comparative form the figures from the Company’s, or if combined, the Company’s and Carrier Enterprise’s, previous Fiscal Year (if any), all prepared in accordance with GAAP and accompanied by an opinion, unqualified as to scope or compliance with GAAP, of the Company’s independent certified public accountants; and (B) upon request of a Member, furnish to such Member an annual report summarizing the Company’s finances, operations and performance for the Fiscal Year in question and its Business Plan for the following year;

(ii) Furnish to each Member, as soon as practicable after the end of each Fiscal Quarter of the Company, but in any event not less than thirty (30) days after the end of the relevant Fiscal Quarter, final unaudited combined or consolidated financial statements for such quarterly period, including, without limitation, a final unaudited combined or consolidated statement of operations and a final unaudited combined or consolidated statement of cash flows of the Company and its Subsidiaries (and Carrier Enterprise and its Subsidiaries, if applicable) for such quarterly period and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and a final unaudited combined or consolidated balance sheet of the Company and its Subsidiaries (and Carrier Enterprise and its Subsidiaries, if applicable) as of the end of such quarterly period; and all such statements shall have been prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals and shall have been reviewed by the Company’s independent certified public accountants;

(iii) Furnish to all Members as soon as practicable following the end of each month, but in any event not more than seven (7) Business Days thereafter, monthly unaudited financial statements, including an unaudited balance sheet and an unaudited statement of operations and financial performance data by region and brand;

(iv) Furnish to all Members within ten (10) Business Days after generation thereof, copies of any internal valuation study or analyses regarding a material portion of the Company’s and its Subsidiaries’ business taken as a whole;

(v) For so long as Carrier or any Affiliate of Carrier is a Member, not transmit to the public any press releases or other written statements concerning material developments in the Company’s and its Subsidiaries’ businesses without the prior written consent (not to be unreasonably withheld or delayed) of the Carrier Deciding Member; and

(vi) Submit, on a confidential basis, to Members complete and accurate schedules and reports in and on such forms and at such times as Members may reasonably request; and permit Members, on a confidential basis, to inspect the Company’s books and records.

(b) In addition, for so long as Carrier or any Affiliate of Carrier is a Member, neither Holdings III, nor any Watsco Holder nor any of their respective Affiliates shall transmit to the public any press releases or other written statements concerning material developments in the Company’s and its Subsidiaries’ businesses without the prior written consent (not to be unreasonably withheld or delayed) of the Carrier Deciding Member.

Section 11.3 Reporting Requirements.

The Directors shall use reasonable best efforts to cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required by each jurisdiction in which the Company does business, provided however that the Directors shall only cause the preparation and filing of tax returns for taxable periods that end after the Closing Date of the Purchase and Contribution Agreement, as defined in such agreement, and provided further that if such tax return is with respect to a Straddle Period, as defined in the Purchase and Contribution Agreement, this Section 11.3 shall be subject to Section 11.01(f)(ii) of the Purchase and Contribution Agreement. No later than ninety (90) days prior to the due date for filing such tax returns, taking into account extensions, the Company shall provide each Member with a proposed federal Form 1065 setting forth such Member’s allocable share of the Company’s income, gain, loss, deductions and credits and other items required to be set forth thereon (the “Proposed 1065”). No later than thirty (30) days following the receipt of the Proposed 1065, the Members shall endeavor to agree on the content of the Proposed 1065. If the Members fail to agree on the content of the Proposed 1065 before the date that is sixty (60) days following the receipt of the Proposed 1065, the content of the Form 1065 shall be determined by a firm of independent certified public accountants of recognized national standing mutually selected by the Members. The Form 1065 as agreed upon by the Members or determined by a firm of accountants under this Section 11.3 (the “Final 1065”) shall be final and binding upon the Members. Each of the Members shall bear all fees and costs incurred by it in connection with the determination of the content of the Form 1065, except that the Members shall each pay fifty percent (50%) of the fees and expenses of such accounting firm. The Company shall furnish or cause to be furnished to each Member (and, otherwise, to each Person to whom it is required to be furnished), by no later than ninety (90) days following the end of each taxable year of the Company, a Schedule K-1 of federal Form 1065 (and any corresponding schedules, documents, forms, etc. required to be furnished to such Member or Person) setting forth such Member’s, or Person’s allocable share of the Company’s income, gain, loss, deductions and credits and other items required to be set forth thereon in respect of such taxable year and conforming with the Final 1065. The Company shall also furnish such other tax-related information to any Member as such Member may reasonably request or require.

Section 11.4 Tax Matters.

(a) The Board shall designate the “Tax Matters Member” within the meaning of Code § 6231(a)(7). The Board shall initially designate Holdings III as the Tax Matters Member, and if Holdings III subsequently ceases to be a Member pursuant to a Transfer of all of its Membership Interests to one or more Permitted Transferees of Holdings III under Section 12.1(b), the Board shall designate the Permitted Transferee (or one of the Permitted Transferees) as the Tax Matters Member. All decisions for the Company relating to tax matters including, without limitation, whether to make any tax elections, the positions to be taken on the Company’s tax returns and the settlement or further contest or litigation of any audit matters raised by the Internal Revenue Service or any other taxing authority, shall be taken by the Tax Matters Member acting with Approval of the Board.

(b) Except to the extent otherwise required by applicable law (disregarding for this purpose any requirement that can be avoided through the filing of an election or similar administrative procedure), the Tax Matters Member shall cause the Company to take the position that the Company is a partnership for federal, state and local income tax purposes and shall cause to be filed with the appropriate tax authorities any elections or other documents necessary to give due legal effect to such position.

(c) Neither the Company nor any Member shall file (and each Member hereby represents that it has not filed) any income tax election or other document that is inconsistent with the classification of the Company as a partnership for applicable federal, state and local income tax purposes. Neither the Company nor any Member shall take any action inconsistent with such classification.

(d) No Member shall file a notice with the United States Internal Revenue Service under Code § 6222(b) in connection with such Member’s intention to treat an item on such Member’s Federal income tax return in a manner which is inconsistent with the treatment of such item on the Company’s federal income tax return unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the Tax Matters Member with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Tax Matters Member shall reasonably request.

ARTICLE 12

TRANSFER OF MEMBERSHIP INTERESTS

Section 12.1 Transfer of Membership Interests.

(a) Restriction on Transfer. Other than pursuant to Section 12.1(b) or Section 12.1(f), or a Transfer of Membership Interests approved by the Requisite Members, prior to July 1, 2019, no Transfer or offer to Transfer may be made by a Member of all or any part of such Member’s Membership Interests in the Company. Transfer of all of a Member’s Membership Interests shall terminate the Transferor’s status as a Member, and the Members are hereby authorized to continue the business of the Company without dissolution.

(b) Intra-group Transfers. Subject to Section 8.02(l) of the Purchase and Contribution Agreement, each Member shall have, and at all times retain the right to Transfer, all or any portion of such Member’s Membership Interests, and the rights granted under this Agreement relating to such Member, to such Member’s wholly-owning ultimate parent entity or to any direct or indirect wholly-owned Subsidiary of such Member’s wholly-owning ultimate parent entity (each, a “Permitted Transferee”); provided, that if any Permitted Transferee ceases to be such a wholly-owned Subsidiary, it shall no longer be a Permitted Transferee hereunder and all of its Membership Interests, if any, shall be deemed to have been Transferred back to such Member for all purposes hereunder.

(c) Effectiveness. A Transfer of Membership Interests in the Company shall be effective only upon satisfaction of the following conditions:

(i) The Membership Interests so transferred were acquired by means of a Transfer permitted under this ARTICLE 12; and

(ii) The Transferee furnishes copies of all instruments effecting the Transfer and such other customary certificates, instruments and documents as the Company may reasonably require as necessary and appropriate to memorialize and confirm the Transfer.

(d) Substitute Members. Any Person who is a Transferee of any portion of a Member’s Membership Interests pursuant to this ARTICLE 12 (other than Section 12.1(f) hereof) shall become a substitute Member.

(e) Distribution entitlement. For purposes of receiving distributions, a Transfer of Membership Interests made in accordance with this ARTICLE 12 shall be effective on the first day of the month following the day on which the requirements of this ARTICLE 12 have been satisfied, or at such earlier time as the Board reasonably Determines. Distributions made after the effective date shall be made to the Transferee.

(f) Pledges of Membership Interests.

(i) Notwithstanding any other provision in this Agreement, including, without limitation, the other provisions of this ARTICLE 12, a Member shall be entitled to grant a Permitted Lien over its Membership Interests in favor of, any lender or lenders (or agent on behalf of such lender or lenders) pursuant to a bona fide financing transaction.

(ii) No consent of the Company or any Member shall be required under this Agreement to the Transfer to the lienee under a Permitted Lien of a Member’s Membership Interest that is subject to the Permitted Lien upon the exercise of such lienee’s rights under the Permitted Lien. Upon the exercise of such lienee’s foreclosure rights in respect of such Permitted Lien, the lienee shall have the rights, powers and entitlements of an assignee as set out in Section 18-702(b)(1) and (2) of the Act.

(iii) As of the date hereof, Holdings III has pledged its Membership Interests to, and granted a security interest in all of their right, title and interest under this Agreement in favor of, the agent for the lenders under the Revolving Credit Agreement.

(g) Transfers in Violation. No Transfer of Membership Interests, or any part thereof, that is in violation of this ARTICLE 12, shall be valid or effective against, or shall bind, the Company, and neither the Company nor the Members shall recognize the same for the purpose of making allocations, distributions or other payments pursuant to this Agreement with respect to such Membership Interests or part thereof. Neither the Company nor the non-transferring Members shall incur any liability as a result of refusing to make any such distributions to the Transferee of any such invalid Transfer, or any other Person, and no such purported Transferee shall have any right to receive allocations or payments of any Profits or Losses or distributions. In addition, notwithstanding any other provision of this Agreement to the contrary, (i) any Transfer, as a whole or in part, of Membership Interests shall be prohibited if, in the reasonable opinion of the Board such Transfer poses a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Code § 7704 and the Treasury Regulations promulgated thereunder; and (ii) a Member may not Transfer all or any part of such Person’s Membership Interests in the Company if such Transfer would jeopardize the status of the Company as a partnership for federal income tax purposes or would violate any provision of Federal or state securities or blue sky laws or breach the conditions to any exemption from registration of the Membership Interests under any such laws or breach any undertaking or agreement of a Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder.

Section 12.2 Rights of First Refusal.

(a) Right of First Refusal. In the event that, after July 1, 2019, any Carrier Holder (“Carrier Offeror”) or any Watsco Holder (“Watsco Offeror” and, together with Carrier Offeror, “Offeror”) desires to Transfer any or all of its Membership Interests in a transaction (other than a Transfer permitted by Section 12.1(a)), the Offeror shall deliver to the Company, in any case, and the Watsco Deciding Member, in the case of a Carrier Offeror, or the Company and the Carrier Deciding Member, in the case of a Watsco Offeror (the Watsco Deciding Member or the Carrier Deciding Member, as applicable, together with the Company, the “Offerees”), a written notice of the proposed transaction (hereinafter referred to as a “First Refusal Notice”) to Transfer the Membership Interests which shall set forth the name and address of the proposed purchaser and the material terms and conditions of the proposed transactions, including, without limitation, the purchase price and the number of Membership Interests proposed to be transferred. The First Refusal Notice shall be accompanied by a written offer (hereinafter referred to as the “Offer”), irrevocable for ten (10) Business Days from its receipt by the Offerees to sell to the Offerees all but not less than all of the Membership Interests covered by the First Refusal Notice, for a price determined in accordance with Section 12.2(c), and on the same terms and conditions as are contained in the First Refusal Notice. The Offer shall further state that (i) the Company, subject to Section 6.3, may acquire, in accordance with the provisions of this Agreement, any of the Membership Interests subject to the Offer for the price and upon the other terms and conditions set forth therein, and (ii) if all such Membership Interests are not purchased by the Company, the other Offeree may purchase all but not less than all of the Membership Interests subject to the Offer not purchased by the Company for the price and upon the other terms and conditions set forth in the Offer. An Offeree may accept the Offer by delivering a written notice (an “Offeree Notice”) to the Offeror and the other Offeree within such ten (10) Business Days. If an Offeree fails to timely deliver an Offeree Notice to the Offeror, it shall be deemed to have waived any right to participate in the Offer. If the Offeree (other than the Company), and/or the Company, as applicable, accepts the Offer, such Offeree, and/or the Company, as applicable, shall purchase and pay for all of such Membership Interests in accordance with the terms of the Offer. Notwithstanding the foregoing, the Offer may not be accepted by any of the Offerees unless, following such acceptances, all of the Membership Interests covered by the First Refusal Notice are accepted by the Offerees.

(b) Right of First Refusal Procedure. If the Offer is not accepted by the Offerees, or payment for all of the Membership Interests offered by an Offeror is not made in accordance with Section 12.2(c) and Section 12.2(d), the Offeror may sell the Membership Interests that were the subject of the First Refusal Notice to the third party purchaser on terms and conditions which are no less favorable to the Offeror in the aggregate than the terms and conditions set forth in the First Refusal Notice, during the ninety (90) day period immediately following expiration of the Offer pursuant to a binding agreement entered into during such ninety (90) day period which contains an agreement to be bound by the terms of this Agreement. If the Membership Interests are not purchased pursuant to an Offer or by the third party purchaser, such Membership Interests may not be sold or otherwise disposed of without again offering them to the Offerees in accordance with this Agreement.

(c) Purchase Price. The purchase price to the Offerees for Membership Interests offered pursuant to an Offer shall be, on a per Membership Interest basis, an amount equal to one hundred percent (100%) of the cash per Membership Interest purchase price and one hundred percent (100%) of the fair market value of any non-cash per Membership Interest consideration identified in the First Refusal Notice with the fair market value of such non-cash consideration as determined within twenty (20) days after the last date on which the Offer must be accepted by a mutually agreed nationally recognized investment banking firm or other valuation expert. If the Offeror and Offerees are unable to agree upon an investment banking firm or other valuation expert within two (2) days after the last date on which the Offer must be accepted, either the Offeror or the Offerees may request the American Arbitration Association to appoint a nationally recognized investment banking firm or other valuation expert to perform the services required under this Section 12.2(c).

(d) Terms of Payment. Subject to Section 12.2(c), if the Offerees have the right to purchase Membership Interests pursuant to the terms of this Section 12.2, the Offerees will purchase such Membership Interests on the same terms as is specified in the First Refusal Notice.

(e) Closing. The closing of the purchase of Membership Interests subscribed pursuant to this Section 12.2 shall be determined by written notice by the Offerees purchasing Membership Interests to the Offeror, which shall specify a closing date, which date shall not be later than thirty (30) days after the last date on which the Offer must be accepted. At such closing, the Offeror shall deliver documentation reasonably satisfactory to the Offerees, effecting Transfer of such Membership Interests. The Offerees shall deliver at the closing payment of the purchase price determined pursuant to Section 12.2(c).

(f) No Waiver of Subsequent Rights. The exercise or non-exercise of the rights of an Offeree under this Section 12.2 shall not affect its rights under this Section 12.2 with respect to any future Transfers of Membership Interests that meet the conditions specified in this Section 12.2.

Section 12.3 Tag-Along Rights.

Subject to the terms of the other Sections of this ARTICLE 12, including, without limitation, Section 12.2, unless Watsco Holders have, in the aggregate, Transferred (excluding for these purposes Transfers pursuant to Section 12.1(b), but giving effect to proposed Transfers which are the subject of this Section 12.3) Membership Interests representing a Percentage Interest of not more than five percent

(5%) during the three-year period preceding the applicable date of determination, in the event any Watsco Holder (the “Tag Seller”) proposes to Transfer (any such Transfer, a “Tag Sale”) any Membership Interests held by the Tag Seller to a third party (which, for purposes hereof, shall not include any Permitted Transferee of the Tag Seller) in a single transaction or in a series of related transactions, then the Watsco Deciding Member shall provide written notice to the Carrier Deciding Member (the “Tag Notice”). The Tag Notice shall specify the identity of the prospective purchaser and the terms and conditions of such proposed Transfer, including, without limitation, the number of Membership Interests proposed to be transferred and the amount and type of consideration to be paid in respect thereof. Subject to the terms and conditions of this Section 12.3, the Carrier Deciding Member shall have the right to participate in such Tag Sale for the same consideration and on the same terms and conditions set forth in the Tag Notice and to Transfer a number of its Membership Interests equal to the number of Membership Interests proposed to be sold by the Tag Seller multiplied by a fraction, the numerator of which is the Percentage Interest of the Carrier Holders, in the aggregate, and the denominator of which is the aggregate Percentage Interest of the Carrier Holders and the Watsco Holders, and the number of Membership Interests to be sold by the Tag Seller pursuant to the Tag Sale shall be reduced accordingly. This right of co-sale shall be on the following terms and conditions:

(a) Option to Participate. The Carrier Deciding Member may elect to participate in the contemplated Tag Sale by delivering a written notice (an “Election Notice”) to the Watsco Deciding Member within twenty (20) Business Days after receipt of a Tag Notice relating to such sale and the Carrier Deciding Member may elect to sell in the contemplated Tag Sale up to that number of Membership Interests owned by the Carrier Holders as is set forth in this Section 12.3 above. If the Carrier Deciding Member fails to deliver in a timely manner an Election Notice to the Watsco Deciding Member, it shall be deemed to have waived any right to participate in the Tag Sale. To the extent that the Carrier Deciding Member exercises such right of participation in accordance with the terms and conditions hereof, the number of Membership Interests which the Tag Seller may sell shall be correspondingly. Promptly following expiration of the offering period for the Tag Notice, the Watsco Deciding Member will notify the Carrier Deciding Member whether the Membership Interests offered by the Tag Seller in the Tag Notice will be purchased and shall confirm the final terms of the Tag Sale to the third party purchaser.

(b) Transfer Restrictions Binding on Third Party Purchaser. If any Membership Interests are sold pursuant to this Section 12.3 to any third party purchaser who is not a party to this Agreement, such purchaser shall agree to be bound by the terms, conditions and obligations of this Agreement in the same manner as the Transferor of such Membership Interests as a precondition to the purchase of such Membership Interests and such Membership Interests shall continue to be subject to the provisions set forth in this Agreement.

(c) No Waiver of Subsequent Rights. The exercise or non-exercise of the rights of the Carrier Deciding Member under this Section 12.3 shall not affect its rights to participate in subsequent sales by Watsco Holders that meet the conditions specified in this Section 12.3.

ARTICLE 13

ISSUANCE OF ADDITIONAL INTERESTS; ADMISSION OF NEW MEMBERS

Section 13.1 Issuance of Additional Membership Interests.

(a) In order to raise additional capital or to acquire assets or for any other Company purposes, subject to Section 3.1, if the Board Determines to raise additional capital, the Board is authorized to cause the Company to issue additional Membership Interests at any time or from time to time to any Person, provided it first obtains the approval of the Requisite Members as provided in Section 6.3(a). Purchasers of Membership Interests directly from the Company shall be admitted to the Company as new Members at such time as all conditions to their admission have been satisfied, as Determined in good faith by the Board.

(b) Subject to the approval of the Requisite Members, the Board shall have the right to amend, or cause the officers to amend, any provision of this Agreement and to execute, swear to, acknowledge, deliver, file, publish and record such documents as necessary and appropriate in connection therewith in order to reflect the authorization and issuance of each such class or series of Membership Interests. The Board, and the officers as authorized by the Board, is hereby authorized to do all things it deems to be appropriate or necessary to effectuate issuance of Membership Interests as provided in this Section 13.1, including, without limitation, compliance with the Act and any other statute, rule, regulation or guideline of any federal, state or other governmental agency.

ARTICLE 14

INDEMNIFICATION

Section 14.1 Liability for Certain Acts.

Subject to applicable law, no Members and officers, employees or agents appointed pursuant to this Agreement (each in their capacity as such an “Exculpated Person”) shall be liable, in damages or otherwise, to the Company, the Members or their Affiliates, or any other Exculpated Person for any act or omission performed or omitted by them in good faith (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation). A Director’s liability for breach of fiduciary duty to the Company, any other Member, any other Person that is a party to this Agreement and any Person otherwise bound by this Agreement is hereby eliminated to the full extent permitted by the Act.

Section 14.2 Indemnification.

(a) The Company shall indemnify to the fullest extent permitted by law any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), or any appeal thereof by reason of the fact that such Person is or was a Member, Director, an officer, employee or agent of the Board or the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person (any such Person in their capacity as such, a “Covered Person”), against any losses or damages, (including, without limitation, reasonable attorneys’ fees and any amount expended in settlement of any claim or loss or damage), actually incurred by such Person in connection with investigating, preparing or defending any such action, suit or proceeding except that no Covered Person shall be entitled to be indemnified in respect of such losses and damages incurred by such Covered Person (i) by reason of willful misconduct, fraud or bad faith, (ii) resulting from any breach of this Agreement, or (iii) where, with respect to any criminal action or proceeding, such Covered Person had reasonable cause to believe such Person’s conduct was unlawful.

(b) The Company shall indemnify to the fullest extent permitted by law any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Covered Person is or was a Director, an officer, employee or agent of the Board or the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person against any losses or damages, (including, without limitation, reasonable attorneys’ fees and any amount expended in settlement of any claim or loss or damage), actually incurred by such Covered Person in connection with investigating, preparing or defending any such action, suit or proceeding except that no Covered Person shall be entitled to be indemnified in respect of such losses and damages incurred if such Covered Person did acted bad faith or fraudulently; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been determined upon final adjudication after all possible appeals have been exhausted to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses which a court shall deem proper.

(c) Expenses (including, without limitation attorneys’ fees) reasonably incurred by any Covered Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding promptly upon receipt of an undertaking by or on behalf of such or officer to repay such amount if it shall be determined upon final adjudication after all possible appeals have been exhausted that such Person is not entitled to be indemnified by the Company authorized in this Section 14.2. In addition, any expenses (including, without limitation, attorneys’ fees) reasonably incurred by any Covered Person in enforcing their right to indemnification pursuant to this Section 14.2 shall be paid or reimbursed by the Company promptly upon receipt by it of an undertaking by such Covered Person to repay such expenses if it shall ultimately be determined that such Covered Person is not entitled to indemnification by the Company.

(d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 14.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(e) The Company may purchase and maintain insurance on behalf of any Covered Person against any liability asserted against such Covered Person and incurred by such Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under this Section 14.2.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 14.2 shall, unless otherwise provided when authorized or ratified, continue as to a Covered Person who has ceased to be a Member, Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(g) The termination of any civil, criminal, administrative or investigative action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the Covered Person was not entitled to indemnification pursuant to this Section 14.2.

(h) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 14.2 shall survive the termination of this Agreement or dissolution of the Company.

(i) Nothing in this Section 14.2 is intended to relieve any Member or any other Person from any liability or other obligation of such Person pursuant to the Purchase and Contribution Agreement or any Ancillary Agreement, or to in any way impair the enforceability of any provision of such agreements against any party thereto.

(j) Any indemnity under this Section 14.2 shall be provided solely out of, and only to the extent of, the Company’s assets, and no Member shall be required directly to indemnify any Covered Person pursuant to this Section 14.2. None of the provisions of this ARTICLE 14 shall be deemed to create any rights in favor of any person other than Covered Persons and Exculpated Persons.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Further Assurances.

Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents as may be reasonably requested by the Company, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

Section 15.2 Notices.

Any notice to be given hereunder shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

IF TO WATSCO OR THE WATSCO DECIDING MEMBER:	Watsco, Inc. 2665 South Bayshore Drive Suite 901 Coconut Grove, FL 33133 Attn: Barry S. Logan, Senior Vice President Telecopy No. (305) 858-4492

With a copy to: Moore & Van Allen 100 North Tyron Street Suite 4700 Charlotte, NC 28202-4003 Attn: Stephen D. Hope, Esq. Telecopy No. (704) 378-2036

IF TO CARRIER OR THE CARRIER DECIDING MEMBER:	Carrier Corporation One Carrier Place Farmington, CT 06034-4015 Attn: Donald K. Cawley, Esq., General Counsel Telecopy No. (860) 674-3246

IF TO ANY OTHER MEMBER	To such addresses reflected in the books and records of the Company.

Any Member may designate another addressee (and/or change its address) for notices hereunder by a notice given pursuant to this Section 15.2. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party shall not be deemed effective with respect to such party until such notice would, but for this sentence, be effective both as to such party and as to all other Persons to whom copies are to be given as provided above.

Section 15.3 Dispute Resolution.

(a) Initial Dispute Resolution Procedures. Any dispute, claim or controversy (a “Dispute”) arising out of or relating to this Agreement, including, without limitation, any such Dispute between the Company, Carrier Holders and Watsco Holders, shall be subject to the following dispute resolution procedure: first, such Dispute shall be addressed to the President of the Company and the President of the Carrier North America operating division (or equivalent level manager) for discussion and attempted resolution; second, if any such Dispute cannot be resolved by such individuals within twenty (20) business days from the date that the Dispute is submitted to such persons, then such Dispute shall be immediately referred to the appropriate, respective senior officer of each Member (provided, however, that in the case of Holdings III, such person shall be a senior officer of Watsco) (or equivalent level person) for discussion and attempted resolution; third, if any such Dispute cannot be resolved by such officers within twenty (20) business days from the date that the Dispute is submitted to such persons, then such Dispute shall be immediately referred to the appropriate, respective Chief Executive Officers of each Member (provided, however, that in the case of Holdings III, such person shall be the Chief Executive Officer of Watsco) (or equivalent level person) for discussion and attempted resolution; and fourth, if any such Dispute cannot be resolved by such Chief Executive Officers within twenty (20) business days from the date that the Dispute is submitted to such persons, then such Dispute shall be immediately referred to non-binding mediation as provided in Section 15.3(b) below.

(b) Mediation. Following the initial dispute resolution procedures set forth in Section 15.3(a), the parties agree to submit any Dispute to mediation before a neutral mediator in Wilmington, Delaware who will be requested to conduct informal, nonbinding mediation of the Dispute. Each party will work with the other to select an acceptable mediator and to work with the mediator to resolve the Dispute. The mediation process shall continue until the case is resolved or until either the mediator makes a finding that there is no possibility of settlement through the mediation or one of the parties elects not to continue the mediation (“Mediation Termination”).

(c) Litigation. In the event of a Mediation Termination, then such Dispute shall be resolved through legal action or proceeding in state or federal courts located in the State of Delaware. Each party hereto irrevocably submits to the jurisdiction of the state and federal courts located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the District of Delaware and any court of appeal therefrom; and each party hereby waives any obligation or requirement to post any bond on appeal. Each party agrees that service of process on such party as provided in Section 15.2 shall be deemed effective service of process on such party. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(d) Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

Section 15.4 Headings.

All titles or captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 15.5 No Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable rights benefit or remedy of any nature whatsoever.

Section 15.6 Extension Not a Waiver.

No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or the Company shall impair or affect the right of such party or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party or of the Company, or the obligations of the party to whom such extension or indulgence is granted. The single or partial exercise of any power, remedy or right herein provided or otherwise available to a party or the Company shall not preclude any other or further exercise of any power, remedy, or right.

Section 15.7 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 15.8 Assignment.

Neither this Agreement nor any rights hereunder may be assigned by operation of law or otherwise without the express written Consent of all the Members, except as permitted pursuant to ARTICLE 12.

Section 15.9 Entire Agreement.

This Agreement (including the Schedules hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and all prior oral or written agreements relative hereto which are not contained herein are terminated.

Section 15.10 Amendment.

(a) Except as contemplated by ARTICLE 13 and as otherwise provided in this Section 15.10, this Agreement may be amended only by the written approval of all of the Members.

(b) This Agreement may be amended from time to time by the Board to amend any of the schedules to this Agreement to provide any necessary information regarding any Member.

(c) Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed in accordance with the foregoing, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

Section 15.11 Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

Section 15.12 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

Section 15.13 Advice and Construction.

Each Member has been advised, or has had the opportunity to be advised, by respective counsel as to its respective rights and obligations under this Agreement and clearly understands and agrees with all terms and conditions of this Agreement as set forth herein; and the principle of construction against draftsmen shall have no application in the interpretation of this Agreement.

Section 15.14 Specific Performance.

The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 15.15 General Statutory Override.

To the extent permitted by law, the provisions of this Agreement shall govern over all provisions of the Act which would apply but for (and inconsistently with) the Agreement. For each question (a) with respect to which the Act provides a rule (a “Default Rule”) but permits a limited liability company’s operating agreement to provide a different rule and (b) which is addressed by this Agreement, the Default Rule shall not apply to the Company.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

THE COMPANY:

CARRIER ENTERPRISE NORTHEAST, LLC

By:	/s/ Barry S. Logan
Name:	Barry S. Logan
Title:	Vice President

MEMBERS:

WATSCO HOLDINGS III, LLC

By:	/s/ Barry S. Logan
Name:	Barry S. Logan
Title:	President

CARRIER CORPORATION

By:	/s/ Brian E. Kelleher
Name:	Brian E. Kelleher
Title:	Vice President, Legal Affairs, Business Development

CARLYLE SCROLL HOLDINGS, INC.

By:	/s/ Brian E. Kelleher
Name:	Brian E. Kelleher
Title:	Authorized Signatory

Signature Page-Operating Agreement